Exhibit 10.1

Certain personally identifiable information contained in this document has been redacted pursuant to Item 601(a)(6)
of Regulation S-K. Redacted information is indicated with the notation “[***]”.

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of March 3, 2025 the (“Effective Date”), is collectively entered into by Quipt Home Medical Corp., a British Columbia, Canada corporation (the “Company”), and David L. Kanen, Philotimo Fund, LP (“Philotimo”) and Kanen Wealth Management, LLC, a Florida limited liability company (“Kanen Wealth” and, collectively with Mr. Kanen, Philotimo and each of his, their or its Affiliates and Associates, “Kanen”). The Company and Kanen are collectively referred to herein as the “Parties,” and each of the Company and Kanen, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 11 herein.

WHEREAS, as of the Effective Date, Kanen beneficially owns an aggregate of 2,969,541 common shares, without par value, of the Company (the “Common Shares”);

WHEREAS, the Company and Kanen desire to enter into this Agreement regarding the Company’s evaluation of corporate governance issues raised by Kanen and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Access Rights and Related Matters.

(a)During the Restricted Period and so long as Kanen’s beneficial ownership of Common Shares meets or exceeds the Minimum Ownership Threshold (as defined below), the Company agrees that, upon written request by Kanen, either the Chairman of the Board of Directors of the Company (the “Board”) or another non-executive director designee of the Board, selected by the Board in its sole discretion, shall meet with a representative from Kanen (the “Kanen Representative”) to conduct Quarterly Discussions (as defined below) with respect to solely publicly available information subject to Section 1(c) herein; provided, however, that (i) Kanen shall deliver any such written request for any Quarterly Discussion at least five (5) Business Days prior to the occurrence of such applicable Quarterly Discussions, and (ii) any such Quarterly Discussions shall only take place once per quarter. The Company shall, in good faith, consider input from Kanen with respect to the matters discussed between the Parties during the Quarterly Discussions.

(b)During the Restricted Period and so long as Kanen’s beneficial ownership of Common Shares meets or exceeds the Minimum Ownership Threshold, the Kanen Representative may present its views to the Board at up to two (2) regularly scheduled meetings of the Board per calendar year (each, a “Board Presentation”); provided, that for the purpose of this Agreement, no Quarterly Discussions shall be considered a Board Presentation.

(c)Kanen shall have the ability to request, and the Parties shall discuss, entering into a customary confidentiality agreement during the Restricted Period to facilitate the sharing of material, non-public information by the Company with Kanen in the Company’s and the Kanen Representative’s discussions, including, without limitation, during any Quarterly Discussions or Board Presentations with the Chairman of the Board or other non-executive director designee, as applicable.

(d)As a condition precedent to any and each exercise of Kanen’s rights described in Sections 1(a)–(c) herein (collectively, the “Access Rights”), Kanen shall provide the Company with written proof, reasonably satisfactory to the Company, of Kanen’s beneficial ownership of Common Shares representing at least 3.5% of the Company’s then issued and outstanding Common Shares (subject to adjustment for stock splits, reclassifications combinations and similar events, the “Minimum Ownership Threshold”) prior to each such Quarterly Discussion and Board Presentation. During the Restricted Period, Kanen shall take reasonable measures to monitor its aggregate beneficial ownership of Common Shares to maintain its awareness of whether it meets the Minimum Ownership Threshold. Kanen shall notify the Company in writing promptly, but in no event later than three (3) Business Days, after becoming aware of Kanen’s aggregate beneficial ownership failing to equal or exceed the Minimum Ownership Threshold. For the avoidance of doubt, following receipt by the Company of notice that Kanen’s aggregate beneficial ownership of Common Shares fails to exceed the Minimum Ownership Threshold, Kanen’s right to exercise any of the Access Rights shall terminate.

2.New Board Committee. As soon as practicable following the Effective Date, the Board, and all applicable committees of the Board, shall take all necessary actions to form a new committee of the Board (the “New Committee”) for the purpose of, among other things, reviewing and providing analysis and non-binding recommendations to the Board pertaining to Kanen’s recommendations related to corporate governance and other areas related to the Company’s operations.

3.Voting Commitment. During the Restricted Period, at each annual general or special meeting of the Company’s shareholders (including, without limitation, any adjournments, postponements or other delays thereof) or action by written consent, Kanen shall cause all Voting Securities that are beneficially owned by Kanen and / or over which Kanen has control or direction to be (a) present in person or by proxy for quorum purposes; and (b) vote, consent or cause to be voted or consented, in favor of each director nominated and recommended by the Board for election and in accordance with recommendations by the Board on all other proposals or business that may be the subject of shareholder action at such meeting or action by written consent; provided, however, that Kanen shall be permitted to vote in its sole discretion with respect to any proposal that relates to the implementation of takeover defenses not in existence as of the date of this Agreement by the Company; provided, further, that in the event that Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal (other than regarding the election, removal or replacement of directors and other than with respect to an Extraordinary Transaction), Kanen shall be permitted to vote, or deliver, revoke or withhold consents, in accordance with any such recommendations by ISS and Glass Lewis on such proposal.

4.Standstill. During the Restricted Period, Kanen shall not, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a)with respect to the Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) and under applicable Canadian corporate and securities laws), including, without limitation, any solicitations of the type contemplated by Rule 14a-2(b) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or under National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person, or assist any Person in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act; or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold the vote” or similar campaign;

(b)initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC and under applicable Canadian corporate and securities laws, including, without limitation, any solicitations of the type contemplated by Rule 14a-2(b) under the Exchange Act or under NI 51-102) any shareholders of the Company for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 under the Exchange Act, Division 7 of the Business Corporations Act (British Columbia) or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)with respect to the Company or the Voting Securities, (i) communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “shareholder forum” or “town hall meeting”;

(d)(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(e)with respect to the Company, (i) requisition, call or seek to call a special meeting of shareholders, or encourage any Person to requisition, call or seek a special meeting of shareholders; (ii) act or seek to act by written consent of shareholders; or (iii) make a request for any shareholders (or other securityholders) list or other records;

(f)(i) form, join (whether or not in writing), encourage, influence, advise or participate as a joint actor (as defined under applicable Canadian securities laws) or in a partnership, limited partnership, syndicate or other group, including, without limitation, a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);

(g)(i) initiate, make, effect, seek to effect, offer or propose to effect, cause or participate in, or in any way assist, facilitate or participate in, directly or indirectly, any take-over bid, tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving any securities or material assets or businesses of the Company or any of its subsidiaries; (ii) solicit any Third Party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any such transaction, or encourage, initiate or support any Third Party in making such an offer or proposal; (iii) participate in any way in, either alone or jointly and in concert with others, any such transaction; or (iv) publicly comment on any such transaction or proposal regarding any such transaction;

(h)institute, solicit, encourage, threaten, assist or join, as a party, any litigation, arbitration or other proceeding, including, without limitation, by any regulatory authority having jurisdiction over the Company, against or involving the Company, its Affiliates or any of their respective current or former directors or officers (including, without limitation, derivative actions), except that this Section 4(h) will not prevent Kanen from (i) bringing litigation primarily to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against Kanen; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory dissent rights; (v) responding to or complying with a validly issued legal process; or (vi) bringing litigation against any such Person in the case of fraud by such Person;

(i)take any action, including, without limitation, a public or private communication to shareholders or action that could reasonably be anticipated to result in a public or private communication to shareholders, in support of, or make any proposal to be submitted to shareholders or request of shareholders that constitutes: (i) controlling, changing or influencing the Board or management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company; (iii) controlling, changing or influencing the Company’s management, business strategy, operations or corporate structure; (iv) seeking to have the Company waive or make amendments or modifications to the Articles; (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(j)other than through non-public communications with the Company that would not reasonably be expected to result in or involve public disclosure obligations for any Party, make any request or submit any proposal to amend or waive the terms of this Agreement;

(k)(i) compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any Person for his or her service as a director of the Company with any cash, securities (including, without limitation, any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities; or (ii) have any other agreement, arrangement or understanding, whether written or oral, with any Person related to his or her service as a director of the Company;

(l)enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or encourage, any Third Party to take any action that is prohibited pursuant to this Agreement;

(m)acquire, offer, agree or propose to acquire, whether by purchase, take-over bid, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including, without limitation, a “group” as defined pursuant to Section 13(d) of the Exchange Act or as a joint actor as defined under applicable Canadian securities laws), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of the Company or any rights decoupled from the underlying securities of the Company; or

(n)other than through open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of the Company to any Third Party with a known history of activism (such history, including, without limitation, such Third Party having ever made a Schedule 13D filing with the SEC) or that, to the knowledge of Kanen (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including, without limitation, information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial ownership of more than 4.9% of the then-outstanding Voting Securities or that would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has beneficial ownership of more than 4.9% of the then-outstanding Voting Securities (it being understood that the restrictions in this Section 4(n) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).

Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement will be deemed to prevent Kanen from (i) during normal working hours consistent with the Company’s customary investor relations practices and policies applicable to shareholders of the Company generally, communicating privately with the Board or the Company’s executive management regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or Kanen to make public disclosure with respect thereto; (ii) communicating privately with shareholders of the Company, but only so long as such communications are not reasonably expected to be publicly disclosed by any parties participating in the communication and do not violate any provision of this Agreement; (iii) making or sending private communications to investors in Kanen or prospective investors in any member of Kanen, but only if such communications are (A) not made with an intent to circumvent or violate any of the restrictions set forth in this Section 4, (B) based on publicly available information and (C) not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; (iv) making any statement in response to any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes in connection with any lawsuit, action, suit, claim or other proceeding before any court or that Kanen reasonably believes, after consultation with outside counsel, to be legally required by applicable law; or (v) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company or participating in any such transaction that has been approved by the Board.

5.Mutual Non-Disparagement.

(a)During the Restricted Period, Kanen agrees that it shall not, directly or indirectly, make any statement, or take any action that is intended to result in a statement (public or otherwise), that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Company or its Affiliates or Associates or any of the Company’s directors, officers or employees (solely in connection with their service in such capacities), or any Person who has served as an officer or director of the Company in the past, or is otherwise critical, negative towards or derogatory of the Company or its Affiliates or any of the Company’s directors, officers or employees, or Associates.

(b)During the Restricted Period, the Company agrees that neither it nor any of its Affiliates shall, directly or indirectly, make any statement, or take any action that is intended to result in a statement (public or otherwise), that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of Kanen or is otherwise critical, negative towards or derogatory of Kanen.

(c)This Section 5 will not restrict the ability of any Party to (i) comply with any applicable law or subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Party; (ii) enforce such Party’s rights pursuant to this Agreement; or (iii) respond to any public statement made by the other Party of the nature described in this Section 5 as applicable, if such statement by the other Party was made in breach of this Agreement.

6.Compliance with this Agreement. Each of Mr. Kanen, Kanen Wealth and Philotimo shall cause each of its respective Affiliates and Associates to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any of its respective Affiliates and Associates.

7.Withdrawal of Proxy Contest, Universal Proxy Notice and Related Matters. As of the Effective Date, Kanen hereby irrevocably agrees to take all necessary actions to immediately:

(a)withdraw or rescind, as applicable, Kanen’s notice submitted pursuant to Rule 14a-19 of the Exchange Act of its intent to nominate each of Selim Bassoul, Jack Fiedor, Garrett Larson and Edward Smith for election to the Board at the Company’s 2025 annual general meeting of shareholders (including, without limitation, any adjournments, postponements or other delays thereof, the “2025 Annual Meeting”) delivered to the Company on January 25, 2025 (the “Universal Proxy Notice”) and any and all related materials and notices submitted to the Company in connection therewith or related thereto and any solicitation materials concerning the foregoing or otherwise related to the 2025 Annual Meeting and filed by or on behalf of Kanen with the SEC or furnished to shareholders of the Company, and to not take any further action in connection with the solicitation of proxies in connection with the Universal Proxy Notice (other than in connection with such withdrawal or Section 9 herein) (with this Agreement deemed to evidence such withdrawal or recission); and

(b)cease any and all solicitation and other activities in connection with the 2025 Annual Meeting.

8.Expenses. Each Party shall bear its own expenses in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse Kanen for its reasonable and well documented out-of-pocket fees and expenses incurred by Kanen in connection with its nominations for the 2025 Annual Meeting and settlement negotiations with the Company related thereto; provided, that such reimbursement shall not exceed $75,000 in the aggregate.

9.Public Disclosure.

(a)Press Release. As soon as practicable following the execution of this Agreement, the Company and Kanen will issue a joint press release in the form attached hereto as Exhibit A (the “Press Release”). During the Restricted Period, Kanen shall not (i) make any statements (public or otherwise) with respect to the matters covered by this Agreement (including, without limitation, in any Schedule 13D or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) without the Company’s prior written consent; or (ii) speak on the record or on background with the media about the Company. Prior to the issuance of the Press Release, neither the Company nor Kanen will disclose the existence of this Agreement or the agreements contemplated herein, issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.

(b)Form 8-K. The Company shall promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement, and shall also file such document with the Canadian securities regulators. All disclosure in the Form 8-K will be consistent with this Agreement. The Company shall provide Kanen and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing with the SEC, and will consider in good faith any changes proposed by Kanen or its counsel.

(c)Schedule 13D. No later than two (2) Business Days following the Effective Date (but not before the issuance of the Press Release), Kanen shall file with the SEC an amendment to that certain Schedule 13D originally filed by Kanen with the SEC on January 10, 2025, in compliance with Section 13 of the Exchange Act, to report its entry into this Agreement (such amendment, the “Kanen Schedule 13D Amendment”). All disclosure in the Kanen Schedule 13D Amendment will be consistent with this Agreement. Kanen shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Kanen Schedule 13D Amendment prior to it being filed with the SEC, and will consider in good faith any changes proposed by the Company or its counsel.

10.Termination. This Agreement will cease, terminate and have no further force and effect upon the expiration of the Restricted Period. Sections 7, 8, and 10 through 23 herein will survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement occurring prior to such termination.

11.Certain Definitions. As used in this Agreement:

(a)“Affiliate” means any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, Persons who become Affiliates subsequent to the date hereof; provided, however, that, for purposes of this Agreement, Kanen shall not be deemed an Affiliate of the Company, and the Company shall not be deemed an Affiliate of Kanen;

(b)“Articles” means the Company’s Articles;

(c)“Associate” means any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, Persons who become Associates subsequent to the date hereof, but will exclude any Person not controlled by or under common control with the related Person;

(d)“beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act;

(e)“Business Day” and “Business Days” means a day other than a Saturday, Sunday or any day other than Saturday or Sunday on which the principal commercial banks located at Vancouver, British Colombia are not open for business during normal banking hours;

(f)“control” (including the terms “controlling” and “controlled”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract, or otherwise;

(g)“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, spin-off, divestiture, financing or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities, assets or liabilities);

(h)“Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;

(i)“Quarterly Discussions” means any meeting between the Parties as contemplated by Section 1 herein at which the Parties discuss certain topics;

(j)“Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Eastern time, on the date that is thirty (30) days prior to the earlier of (i) the deadline for the submission of the notice required pursuant to Rule 14a-19 of the Exchange Act for shareholder nominations of directors for the Company’s 2026 annual general meeting of shareholders (including, without limitation, any adjournments, postponements or other delays thereof, the “2026 Annual Meeting”) and (ii) the deadline for the submission of the notice required pursuant to the Articles for shareholder nominations of directors for the 2026 Annual Meeting;

(k)“Third Party” means any Person that is not (i) a Party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate of any Party to this Agreement; and

(l)“Voting Securities” means the Common Shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

12.Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

13.Representations of Kanen. Kanen, jointly and severally, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) as of the date of this Agreement, it has not, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any Person for his or her service as a director of the Company with any cash, securities (including, without limitation, any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities; (e) it will reasonably cooperate with the Company, at the Company’s sole expense, to provide all information necessary to enable the Company to pursue any insurance claims relating to the expenses incurred by the Company in connection with the 2025 Annual Meeting; and (f) as of the date of this Agreement, Kanen (i) is the beneficial owner of an aggregate of 2,969,541 Common Shares and has voting authority over such shares and (ii) owns no other equity or equity-related interest in the Company.

14.Representations of the Company. The Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the shareholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Articles, as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.

15.Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity.

16.Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

17.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

18.Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia sitting in the City of Vancouver for any actions or proceedings arising out of or related to this Agreement.

19.Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

20.Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 20 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 20 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this Section 20, provide updated information for notices pursuant to this Agreement.

If to the Company:

Quipt Home Medical Corp.

1019 Town Drive

Wilder, Kentucky 41076

Attn:Gregory Crawford, Chief Executive Officer

Email:[***]

with copies (which will not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121-2133

Attn: Larry W. Nishnick

Email:larry.nishnick@us.dlapiper.com

DLA Piper (Canada) LLP

Suite 5100, Bay Adelaide - West Tower

333 Bay Street, Suite 3400

Toronto, Ontario M5H 2R2

Attn:Robbie Grossman

Email:robbie.grossman@dlapiper.com

cc: Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attn: Lawrence S. Elbaum

Patrick Gadson

Email:lelbaum@velaw.com

pgadson@velaw.com

If to Kanen:

Philotimo Fund, LP

c/o Kanen Wealth Management, LLC

6810 Lyons Technology Circle, Suite 160

Coconut Creek, Florida 33073

Attn:David L. Kanen

Email:dkanen@kanenadvisory.com

with copies (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn:Andrew Freedman

Email:afreedman@olshanlaw.com

21.Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

22.Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

23.Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

QUIPT HOME MEDICAL CORP.

By:	/s/ Gregory Crawford
Name:	Gregory Crawford
Title:	Chief Executive Officer

Signature Page to Cooperation Agreement

KANEN WEALTH MANAGEMENT, LLC

By:	/s/ David L. Kanen
Name:	David L. Kanen
Title:	Managing Member

PHILOTIMO FUND, LP

By:	Kanen Wealth Management, LLC, its general partner

By:	/s/ David L. Kanen
Name:	David L. Kanen
Title:	Managing Member

/s/ David L. Kanen
David L. Kanen

Signature Page to Cooperation Agreement

EXHIBIT A

[Press Release]

QUipt Home Medical announces cooperation agreement WITH KANEN wealth Management remains committed to executing growth plans and enhancing shareholder value

Cincinnati, Ohio – March 4, 2025 – Quipt Home Medical Corp. (the “Company” or “Quipt”) (NASDAQ: QIPT; TSX: QIPT), a U.S. based home medical equipment provider, focused on end-to-end respiratory care, today announced that it has entered into a cooperation agreement (the “Agreement”) with David Kanen, Philotimo Fund, LP and Kanen Wealth Management, LLC (collectively with their affiliates, “Kanen”), under which Kanen has agreed to withdraw its notice of its intent to solicit proxies in support of four director candidates at the Company’s upcoming 2025 annual general meeting of shareholders in opposition to the director candidates recommended by the Company. As part of the Agreement, the Company’s Board of Directors (the “Board”) has granted Kanen certain Board access rights for as long as Kanen maintains aggregate beneficial ownership of at least 3.5% of the Company’s outstanding shares. These access rights include the right to request and conduct quarterly discussions with either the Chairman of the Board or another non-executive director designee of the Board.

Under the Agreement, the Company agreed to establish a new committee of the Board to review and provide analysis and non-binding recommendations to the Board pertaining to Kanen’s previously communicated recommendations related to corporate governance and other areas related to the Company’s operations.

“We want to thank Kanen for their constructive discussions and valuable insights,” stated Mark Greenberg, Lead Independent Director of the Board. “We appreciate the perspectives of all shareholders and welcome ongoing engagement as management executes on our strategic growth plans to drive long-term growth.”

David Kanen, President and CEO of Kanen commented: “We appreciate the Company’s willingness to engage with us and its commitment to maximizing value for Quipt shareholders. The formation of this Committee is an important step, and we look forward to working constructively with the Company to help unlock long-term value.”

Pursuant to the Agreement, Kanen has also agreed to a customary standstill, a voting commitment and other provisions. The full text of the Agreement will be filed as an exhibit to a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) and with the Canadian securities regulators.

Advisors

DLA Piper serves as the Company’s legal advisors in Canada and the United States. In addition, Vinson & Elkins L.L.P. and Goodmans LLP assisted as legal advisors to the Company, along with Longacre Square Partners as strategic advisor.

ABOUT QUIPT HOME MEDICAL

The Company provides in-home monitoring and disease management services including end-to-end respiratory solutions for patients in the United States healthcare market. It seeks to continue to expand its offerings to include the management of several chronic disease states focusing on patients with heart or pulmonary disease, sleep disorders, reduced mobility, and other chronic health conditions. The primary business objective of the Company is to create shareholder value by offering a broader range of services to patients in need of in-home monitoring and chronic disease management. The Company’s organic growth strategy is to increase annual revenue per patient by offering multiple services to the same patient, consolidating the patient’s services, and making life easier for the patient.

For further information please visit our website at www.quipthomemedical.com, or contact:

Cole Stevens

VP of Corporate Development

Quipt Home Medical Corp.

859-300-6455

cole.stevens@myquipt.com

Gregory Crawford

Chief Executive Officer

Quipt Home Medical Corp.

859-300-6455

investorinfo@myquipt.com

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 or “forward-looking information” as such term is defined in applicable Canadian securities legislation (collectively, “forward-looking statements”). The words “may”, “would”, “could”, “should”, “potential”, “will”, “seek”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “outlook”, or the negatives thereof or variations of such words, and similar expressions as they relate to the Company, are intended to identify forward-looking information. All statements other than statements of historical fact, including those that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking statements and may involve estimates, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Such statements reflect the Company’s current views and intentions with respect to future events, and current information available to the Company, and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements that may be expressed or implied by such forward-looking statements to vary from those described herein should one or more of these risks or uncertainties materialize. Examples of such risk factors include, without limitation, those risk factors discussed or referred to in the Company’s disclosure documents, including the Company’s most recent Annual Report on Form 10-K, filed with the SEC and available at www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedarplus.com. Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward-looking statement prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking statements are expressly qualified in their entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking statements. The forward-looking statements included in this press release is made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, other than as required by applicable law.

Important Additional Information

On January 24, 2025, the Company filed a Management Information and Proxy Circular (as may be amended or supplemented from time to time, the “Circular”) and WHITE Proxy Card with the SEC and on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) in connection with its solicitation of proxies in support of four director candidates to the Board at the 2025 annual general meeting of shareholders of the Company to be held on March 17, 2025 (including any adjournments, reschedulings, continuations or postponements thereof, the “Meeting”).

On January 25, 2025, the Company received a letter pursuant to Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from Kanen purporting to provide notice of Kanen’s intent to solicit proxies in support of four director candidates in opposition to the Company’s four director candidates. As part of the Cooperation Agreement, Kanen has agreed to withdraw its notice of intent to solicit proxies in support of any opposition candidates.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE CIRCULAR, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH, OR FURNISHED TO, THE SEC AND SEDAR+ CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MEETING.

Participant Information

The Company, its directors (Gregory Crawford, Chairman of the Board and Chief Executive Officer, Mark Greenberg, Dr. Kevin A. Carter and Brian J. Wessel) and certain of its executive officers (Hardik Mehta, Chief Financial Officer) are “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Meeting. Information about the compensation of our non-employee directors and our named executive officers is set forth in the section of the Circular titled “Executive Compensation,” which commences on page 15. Information regarding the participants’ holdings of the Company’s securities can be found in the section if the Circular titled “Voting Securities and Principal Holders,” which commences on page 3 and is available here.